EXHIBIT 11

                         CONSENT OF PRICE WATERHOUSE


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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 83 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 18, 1995, relating to the Shareholders of the Phoenix Series Fund, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus and under the heading "Other Information - Independent Accountants" in the Statement of Additional Information.


PRICE WATERHOUSE LLP
Boston Massachusetts
February 26, 1996